EXHIBIT 99.1

3D Systems Acquires RPDG

  Expands On-Demand Parts Manufacturing Capabilities and Footprint
  Raises Annual Revenue and EPS Guidance

ROCK HILL, S.C., May 1, 2013 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that it has acquired Rapid Product Development Group, Inc. ("RPDG"), a provider of on-demand additive and traditional manufacturing services.

3D Systems plans to integrate RPDG's state-of-the-art capabilities into its growing Quickparts services immediately.

"We are honored to become part of 3D Systems, the recognized global 3D content-to-print leader," said Tony Moran, CEO and Founder of RPDG. "Together, we can deliver the full impact of 3D printing and traditional manufacturing capabilities to our global customers."

"We are very pleased to add a proven service provider and innovator of RPDG's reputation, experience and scale to our rapidly growing, global network of on-demand parts services," said Ziad Abou, Vice President and General Manager, Quickparts Services for 3D Systems. "With Tony and his team on board, we are extremely well positioned to expand our services to support our growing customer demand."

In connection with the acquisition of RPDG, the company raised its 2013 annual revenue and non-GAAP earnings per share guidance to revenue in the range of $460 million to $510 million and non-GAAP EPS in the range of $1.05 to $1.20 per share.

About 3D Systems

3D Systems is a leading global provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides CAD modeling, reverse engineering and inspection software tools and consumer 3D printers, apps and services. Its expertly integrated solutions replace and complement traditional methods and reduce the time and cost of designing and manufacturing new products. 3D Systems products and services are used to rapidly design, communicate, prototype or produce real functional parts, empowering customers to create and make with confidence.

More information on the company is available at www.3DSystems.com.

About RPDG

Rapid Product Development Group, Inc. RPDG is a global provider of additive and traditional quick turn manufacturing services. RPDG was founded in 2003 by a team of industry veterans.

More information on the company is available at www.rpdg.com.

CONTACT: Investor Contact:
         Stacey Witten
         803-326-4010
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Cathy Lewis
         978-494-8300
         Email: Cathy.Lewis@3dsystems.com